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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Newmont Gold Company of our report dated February 1, 1997, except for the fifth paragraph of
Note 1, which is as of March 10, 1997, pertaining to the consolidated financial statements of Santa Fe Pacific Gold Corporation and Subsidiaries which appears on page 39 of Newmont Gold Company's Annual Report on Form 10-K for the year ended December 31, 1997. It should be noted, however, that such financial statements are not included in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


                                         /s/ PRICEWATERHOUSECOOPERS LLP


PricewaterhouseCoopers LLP
Phoenix, Arizona
July 13, 1998